General Electric Invests In CIMNET, Inc.

ROBESONIA, Pa.--(BUSINESS WIRE)--Sept. 10, 2001--CIMNET(R), Inc. (OTC BB:CIMK - news) today announced the closing of the sale of shares of its Series A Convertible Preferred Stock and Common Stock Purchase Warrants to the General Electric Company (NYSE: GE - news), acting through its Power Systems business unit.

Cimnet received gross proceeds of $1,000,000 from the sale of 746,965 shares of its preferred stock and $133,000 from the exercise of 100,000 common stock purchase warrants. Each of the preferred shares is convertible into shares of Cimnet common stock at a conversion price of $1.33875 and 100,000 additional common stock purchase warrants vest and are exercisable based upon the Company's fair market value on each of January 1, 2002 and January 1, 2003. The conversion price and the exercise prices are subject to certain anti-dilution adjustments.

In addition, the Company has agreed to promptly register with the SEC the shares of its common stock issued and issuable to GE for sale to the public and to appoint a GE nominee to its Board of Directors. The investment in Cimnet was in connection with purchase orders issued by GE Power Systems for approximately $4.5 million of Cimnet software and services earlier this year. John Richardson, Cimnet's Chief Executive Officer and President, commented, ``We are extremely excited about the opportunity this provides to CIMNET. Both the purchase orders issued for our software products and the recent equity investment clearly demonstrate that GE Power Systems fully supports our products as well as our strategic plan. We welcome GE Power Systems as a partner and look forward to their involvement on our Board.''

About CIMNET:

CIMNET designs, markets and integrates software for manufacturing facilities. CIMNET's products allow manufacturing companies to schedule and monitor work flow in real time and reduce operating costs by improving quality of products being produced. CIMNET's proprietary products, FOLDERs(TM), Infolink and DNC Professional(TM), are used by discrete and process manufacturers in the aerospace, automotive, medical device, food and beverage and consumer packaged goods industries. For more information about CIMNET products or services, go to their website at www.cimnetinc.com.

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports or registration
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statements filed with The Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact:

     CIMNET(R), Inc.
     Press Contacts:
     John Richardson, 610/693-3114, ext. 3127
     johnr@cimnetinc.com

       or

     Lipman Capital Group
     John Lipman, 646/735-1297
     pr@lipmangroup.com


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